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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (AMENDMENT NO. )*

                          First Federal Bancorp Inc./OH
--------------------------------------------------------------------------------
                                (Name of Issuer)

                             Shares of Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    319966107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   11-12-1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1 (b)
[ ] Rule 13d- (c)
[ ] Rule 13d-1 (d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G
CUSIP NO. 319966107                                            PAGE 2 OF 6 PAGES

1          NAME OF REPORTING PERSON
           S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON

           MACNEALY HOOVER INVESTMENT MANAGEMENT, INC.
            34-1891992

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [   ]
                                                               (b) [   ]

3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION
                                     OHIO

              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           193,550

            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          0

                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                         193,550

               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            0

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           193,550

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                 [  ]

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.1%

   12      TYPE OF REPORTING PERSON*
           IA






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ITEM 1 (A).  NAME OF ISSUER.

       First Federal Bancorp Inc./OH
-----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

505 Market St., Zanesville, OH 43701
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ITEM 2 (A).  NAME OF PERSON FILING.

       MacNealy Hoover Investment Management, Inc.
-----------------------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

       The Renaissance Centre
-----------------------------------------------------------------------------
        4580 Stephen Circle, NW, Suite 201
        Canton, OH 44718
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ITEM 2 (C).  PLACE OF ORGANIZATION:

         State of Ohio
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ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

         Common Stock
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                                  Page 3 of 6

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ITEM 2 (E).  CUSIP NUMBER:

       319966107
-----------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(B), OR 13d-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

      (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) | | An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount of beneficially owned:                                            193,550 shares
                                                                                     ------------------
          (b)  Percent of class:                                                                  6.1%
                                                                                     ------------------

          (c)  Number of shares as to which such person has:

                   (i) Sole power to vote or to direct the vote                               193,550
                                                                                     ------------------
                   (ii) Shared power to vote or to direct the vote                                  0
                                                                                     ------------------
                   (iii) Sole power to dispose or to direct the disposition of                193,550
                                                                                     ------------------
                   (iv) Shared power to dispose or to direct the disposition of                     0
                                                                                     ------------------



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON.

          None


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         None

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.

          Not Applicable
          -------------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable
          -------------------




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ITEM 10.  CERTIFICATION.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    MacNealy Hoover Investment Management, Inc.



Dated: February 11, 2000             By:  /s/ Harry C.C. MacNealy
                                     ----------------------------------------
                                     Harry MacNealy
                                     Chief Executive Officer












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